FOR IMMEDIATE RELEASE

The Scotts Miracle-Gro Company	NEWS
The Scotts Miracle-Gro Company Reports Record First Quarter Sales
Global Consumer sales up 15%, Scotts LawnService revenue increases 48%
Company reaffirms full-year earnings guidance
     MARYSVILLE, Ohio (January 28, 2008) – The Scotts Miracle-Gro Company (NYSE: SMG), the world’s leading marketer of branded consumer lawn and garden products, today reported record first quarter sales of $308.7 million, up 14 percent from the same period a year ago. The improvement was led by a 15 percent increase in its Global Consumer business, as well as a 48 percent reported improvement in Scotts LawnService. Global Professional sales increased 11 percent, and Smith & Hawken sales declined 8 percent.
     The Company reported a seasonal net loss of $56.8 million, or 89 cents per share, compared with a loss of $59.4 million, or 88 cents per share, for the same period a year ago. During the second quarter of 2007, the Company recapitalized, increasing its long-term borrowings by more than $750 million to fund a share repurchase and special one-time dividend. On a pro forma basis – which assumes the recapitalization had occurred at the beginning of fiscal 2007 – the Company’s loss in the first quarter of fiscal 2007 would have been $68.6 million, or $1.09 per share.
     “We had a strong start to the year with good sales growth throughout the business and control over expenses,” said Jim Hagedorn, chairman and chief executive officer. “We are well positioned as we prepare for the beginning of the lawn and garden season. We continue to see strong support from our retail partners, and we remain confident that consumers will remain committed to the category and to our brands.”
     While sales in the first quarter typically represent less than 10 percent of the full year, the Company said it was pleased to see strong growth in its consumer businesses in both the U.S. and Europe. Sales to retailers in Europe increased 12 percent, led by strong increases in both France and Germany. In the UK, shipments declined slightly, although the Company continues to expect strong UK growth on a full-year basis. In the U.S., sales to retailers improved 17 percent from the prior year. Consumer purchases in the U.S., as measured by point-of-sale data, increased more than 12 percent, and the Company saw improvements in every product category in the U.S.
     “Consumer purchases of lawn fertilizer improved 7 percent in the quarter, which reinforces our confidence that consumers remain engaged in the category in spite of the economic concerns,” Hagedorn said. “We also saw a nearly 60 percent year-over-year improvement in grass seed purchases and a 10 percent improvement in growing media.”
     Scotts LawnService had revenues of $38.3 million, compared with $25.8 million last year. Strong customer growth and the timing of fall lawn care applications led to the improvement. Smith & Hawken reported sales of $41.3 million, down 8 percent from $44.7 million. While furniture and gardening sales were strong throughout the quarter, the sale of holiday items was slower than expected.
     Sales in Global Professional, a business that serves specialty agriculture and professional growers, increased to $62.4 million from $56.4 million.
     Earnings before interest, taxes, depreciation and amortization (EBITDA) for the first quarter of fiscal 2008 was a loss of $52.6 million, compared with a loss of $68.2 million a year earlier.
     Gross margin rate improved to 23.1 percent from 20.4 percent. Total SG&A expense for the first quarter was $144.3 million, compared with $142.2 million. Interest expense in the first quarter was $19.0 million, compared with $8.2 million due to the impact from the recapitalization.
     “With the launch of new products this year, and a larger investment in both marketing and sales support, we remain confident that sales this year can grow 6 to 8 percent and that operating profits will improve by as much as 6 percent,” said Dave Evans, chief financial officer. “Due to the incremental interest expense impact of our recapitalization in mid-2007 and our decision to make investments in several long-term projects this year we remain committed to our guidance that adjusted net income for fiscal 2008 will be flat to slightly down from 2007 levels.”

     Entering fiscal 2008, the Company changed its reporting segments to Global Consumer, Global Professional, Scotts LawnService as well as Corporate and Other. Historical financial results for these segments are included in the financial tables that accompany this release.
     The Company will discuss its first quarter 2008 results during a Webcast conference call at 10:00 a.m. Tuesday, January 29, 2008. The call will be available live on the investor relations section of the ScottsMiracle-Gro Web site, http://investor.scotts.com.
     An archive of the Webcast, as well as accompanying financial information regarding any non-GAAP financial measures discussed by the Company during the call, will be available on the Web site for at least 12 months.
About ScottsMiracle-Gro
With $2.9 billion in worldwide sales and more than 6,000 associates, The Scotts Miracle-Gro Company, through its wholly-owned subsidiary, The Scotts Company LLC, is the world’s largest marketer of branded consumer products for lawn and garden care, with products for professional horticulture as well. The Company’s brands are the most recognized in the industry. In the U.S., the Company’s Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed in North America and most of Europe exclusively by Scotts and owned by Monsanto. The Company also owns Smith & Hawken®, a leading brand of garden-inspired products that includes pottery, watering equipment, gardening tools, outdoor furniture and live goods, and Morning Song®, a leading brand in the wild bird food market. In Europe, the Company’s brands include Weedol®, Pathclear®, Evergreen®, Levington®, Miracle-Gro®, KB®, Fertiligene® and Substral®. For additional information, visit us at www.scotts.com.
Statement under the Private Securities Litigation Act of 1995: Certain of the statements contained in this press release, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company’s management, and the Company’s assumptions regarding such performance and plans are forward looking in nature. Actual results could differ materially from the forward looking information in this release, due to a variety of factors, including, but not limited to:
•	Adverse weather conditions could adversely affect the Company’s sales and financial results;

•	The Company’s historical seasonality could impair the Company’s ability to pay obligations as they come due and operating expenses;

•	The Company’s substantial indebtedness could adversely affect the Company’s financial health;

•	Public perceptions regarding the safety of the Company’s products could adversely affect the Company;

•	The loss of one or more of the Company’s top customers could adversely affect the Company’s financial results because of the concentration of the Company’s sales to a small number of retail customers;

•	The expiration of certain patents could substantially increase the Company’s competition in the United States;

•	Compliance with environmental and other public health regulations could increase the Company’s cost of doing business; and,

•	The Company’s significant international operations make the Company more susceptible to fluctuations in currency exchange rates and to the costs of international regulation.
Additional detailed information concerning a number of important factors that could cause actual results to differ materially from the forward looking information contained in this release is readily available in the Company’s publicly filed quarterly, annual and other reports.
Contact:
Jim King
Vice President
Investor Relations & Corporate Affairs
(937) 578-5622

THE SCOTTS MIRACLE-GRO COMPANY
Results of Operations for the Three Months
Ended December 29, 2007 and December 30, 2006
(in millions, except per share data)
(Unaudited)
Note: See Accompanying Footnotes on Page 8

			Three Months Ended
			December 29,	December 30,	%
	Notes		2007	2006	Change
Net sales			$308.7	$271.2	14%
Cost of sales			237.4	215.9

Gross profit			71.3	55.3	29%
% of sales			23.1%	20.4%

Operating expenses:
Selling, general and administrative			144.3	142.2	1%
Other income, net			(3.2)	(2.3)

Total operating expenses			141.1	139.9	1%

Loss from operations			(69.8)	(84.6)	17%
% of sales			-22.6%	-31.2%

Interest expense			19.0	8.2

Loss before taxes			(88.8)	(92.8)	4%

Income tax benefit			(32.0)	(33.4)

Net loss			(56.8)	(59.4)	4%

BASIC LOSS PER COMMON SHARE:
Weighted-average common shares outstanding during the period			64.2	67.2	-4%

Basic loss per common share	(1)		$(0.89)	$(0.88)	-1%

DILUTED LOSS PER COMMON SHARE:
Weighted-average common shares outstanding during the period			64.2	67.2	-4%

Diluted loss per common share	(2)		$(0.89)	$(0.88)	-1%

EBITDA	(3	) (4)	$(52.6)	$(68.2)	23%

Pro forma results as if the recapitalization transactions and related debt restructuring occurred as of the beginning of fiscal 2007

Pro forma net loss	(4	) (5)	$(56.8)	$(68.6)	17%

Pro forma diluted loss per common share	(4	) (5)	$(0.89)	$(1.09)	18%

THE SCOTTS MIRACLE-GRO COMPANY
Net Sales by Segment — Three Months
Ended December 29, 2007 and December 30, 2006
(in millions)
(Unaudited)

	Three Months Ended
	December 29,	December 30,
	2007	2006	% Change
Global Consumer	$166.9	$144.5	15%

Global Professional	62.4	56.4	11%

Scotts LawnService®	38.3	25.8	48%

Corporate & Other	41.1	44.5	-8%

Consolidated	$308.7	$271.2	14%

THE SCOTTS MIRACLE-GRO COMPANY
Consolidated Balance Sheets
December 29, 2007 and December 30, 2006
(in millions)
(Unaudited)

	December 29,	December 30,	September 30,
	2007	2006	2007
ASSETS
Current assets
Cash and cash equivalents	$64.5	$36.1	$67.9
Accounts receivable, net	279.9	264.5	397.8
Inventories, net	663.9	629.1	405.9
Prepaids and other current assets	126.1	106.8	127.7

Total current assets	1,134.4	1,036.5	999.3

Property, plant and equipment, net	366.1	369.3	365.9
Goodwill, net	463.0	471.0	462.9
Other intangible assets, net	416.9	425.4	418.8
Other assets	28.6	25.8	30.3

Total assets	$2,409.0	$2,328.0	$2,277.2

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Current portion of debt	$28.1	$15.2	$86.4
Accounts payable	232.4	220.9	202.5
Other current liabilities	259.2	205.0	297.7

Total current liabilities	519.7	441.1	586.6

Long-term debt	1,286.6	679.3	1,031.4
Other liabilities	184.8	166.0	179.9

Total liabilities	1,991.1	1,286.4	1,797.9

Shareholders’ equity	417.9	1,041.6	479.3

Total liabilities and shareholders’ equity	$2,409.0	$2,328.0	$2,277.2

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non-GAAP Disclosure Items for the Three
Months Ended December 29, 2007 and December 30, 2006
(in millions, except per share data)
(Unaudited)
Note: See Notes 4 and 5 to the Accompanying Footnotes on Page 8

	Three Months Ended
	December 29,	December 30,
	2007	2006
Net loss	$(56.8)	$(59.4)

Incremental pro forma interest expense	—	(14.3)
Tax impact, including rate differential	—	5.1

Pro forma net loss	$(56.8)	$(68.6)

Diluted loss per common share	$(0.89)	$(0.88)

Incremental pro forma interest expense (net of tax)	—	(0.14)
Impact of change in fully diluted shares	—	(0.07)

Pro forma diluted loss per common share	$(0.89)	$(1.09)

Net loss	$(56.8)	$(59.4)
Income tax benefit	(32.0)	(33.4)
Interest	19.0	8.2
Depreciation	13.1	12.7
Amortization, including marketing fees	4.1	3.7

EBITDA	$(52.6)	$(68.2)

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements
(in millions, except per share data)
Results of Operations
(1)	Basic earnings per common share is calculated by dividing net income by average common shares outstanding during the period.

(2)	Diluted income per share is calculated by dividing net income by the average common shares and dilutive potential common shares (common stock options, stock appreciation rights, and restricted stock) outstanding during the period.

(3)	EBITDA is defined as net income before interest, taxes, depreciation and amortization. EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be used as an alternative to net income as an indicator of operating performance or to cash flow as a measure of liquidity.

(4)	The Reconciliation of Non-GAAP Disclosure Items includes the following non-GAAP financial measures (1) pro forma net loss, (2) pro forma diluted loss per common share and (3) EBITDA. The Company believes that the disclosure of these non-GAAP financial measures provides useful information to investors or other users of the financial statements, such as lenders. For pro forma net loss and pro forma diluted loss per common share, interest expense and diluted shares have been computed as if the recapitalization transactions were completed as described in Note 5 below. The presentation of EBITDA is provided as a convenience to the Company’s lenders because EBITDA is a component of certain debt covenants.

(5)	During the second quarter of fiscal 2007, Scotts Miracle-Gro completed a significant recapitalization plan. The objective of this plan, announced on December 12, 2006, was to return $750 million to the Company’s shareholders. This was accomplished via a share repurchase that totaled $245.5 million, or 4.5 million shares, which was completed via a modified Dutch auction tender offer on February 14, 2007, and a special one-time cash dividend of $8.00 per share, totaling $508.0 million, which was paid on March 5, 2007 to shareholders of record as of February 26, 2007.

In order to fund these transactions, the Company entered into new credit facilities aggregating to $2.15 billion. As part of this debt restructuring, the Company launched a successful tender offer for all of its $200 million 6 5/8% senior subordinated notes, which were retired in the second quarter.

Subsequent to the completion of this recapitalization, the Company’s interest expense has been and will be significantly higher as a result of the borrowings incurred to fund the cash returned to shareholders and related expenses. The following pro forma incremental interest expense has been determined as if the Company had completed these recapitalization transactions as of October 1, 2006 for fiscal 2007. Borrowing rates in effect as of March 30, 2007 were used to compute this pro forma interest expense. As the recapitalization involved a share repurchase, pro forma diluted shares are also provided.

	Fiscal 2007
	Q1	Q2
Incremental interest on recapitalization borrowings	$13.1	$8.7
New credit facility interest rate differential	1.0	0.5
Incremental amortization of new credit facility fees	0.2	0.1

Pro forma incremental interest from recapitalization	$14.3	$9.3

Year-to-date incremental interest		$23.6

Common shares and potential common shares used in diluted income per share calculation	67.2	67.8
Incremental impact of repurchased shares	(4.5)	(2.7)
Incremental impact on potential common shares	—	0.1

Pro forma diluted shares	62.7	65.2

Year-to-date pro forma diluted shares		65.0

THE SCOTTS MIRACLE-GRO COMPANY
Net Sales and Operating Income (Loss) for Fiscal 2007, 2006 and 2005 by Fiscal Quarter
Based on Fiscal 2008 Reportable Segments
(in millions)
(Unaudited)
     In its fiscal 2007 Annual Report on Form 10-K, the Company was divided into the following reportable segments — North America, International, Scotts LawnService® and Corporate & Other.
     For fiscal 2008, the Company is divided into the following reportable segments — Global Consumer, Global Professional, Scotts LawnService®, and Corporate & Other. This division of reportable segments is consistent with how the segments report to and are managed by the senior management of the Company.
     The Global Consumer segment consists of the North American Consumer and International Consumer business groups. Business groups comprising this segment manufacture, market and sell dry, granular slow-release lawn fertilizers, combination lawn fertilizer and control products, grass seed, spreaders, water-soluble, liquid and continuous release garden and indoor plant foods, plant care products, potting, garden and lawn soils, mulches and other growing media products, and pesticide products. Products are marketed to mass merchandisers, home improvement centers, large hardware chains, warehouse clubs, distributors, garden centers, and grocers in the United States, Canada and Europe.
     The Global Professional segment is focused on a full line of horticultural products including controlled-release and water-soluble fertilizers and plant protection products, grass seed, spreaders, and customer application services. Products are sold to commercial nurseries and greenhouses, and specialty crop growers. Our consumer businesses in Australia and Latin America are also part of the Global Professional segment.
     The Scotts LawnService® segment provides lawn fertilization, disease and insect control and other related services such as core aeration and tree and shrub fertilization primarily to residential consumers through company-owned branches and franchises in the United States. In our larger branches, an exterior barrier pest control service is also offered.
     The Corporate & Other segment consists of the Smith & Hawken® business and corporate general and administrative expenses.
     The following tables present Net sales and Operating income (loss) for fiscal 2007, 2006 and 2005 consistent with the Company’s fiscal 2008 reportable segments. Furthermore, the presentation is consistent with the basis used by management (i.e. certain costs not allocated to business segments for internal management reporting purposes are not allocated for purposes of this presentation).

	Q1	Q2	Q3	Q4	Total Year
Net sales — Fiscal 2007
Global Consumer	$144.5	$852.4	$875.4	$303.8	$2,176.1
Global Professional	56.4	77.1	75.0	73.5	282.0
Scotts LawnService®	25.8	33.7	84.7	86.3	230.5
Corporate & Other	44.7	30.3	63.5	45.5	184.0

Segment total	271.4	993.5	1,098.6	509.1	2,872.6
Roundup® amortization	(0.2)	(0.2)	(0.2)	(0.2)	(0.8)

Total Company	$271.2	$993.3	$1,098.4	$508.9	$2,871.8

Net sales — Fiscal 2006
Global Consumer	$141.4	$784.3	$857.8	$306.1	$2,089.6
Global Professional	42.6	66.4	57.0	67.4	233.4
Scotts LawnService®	23.6	29.8	75.3	77.0	205.7
Corporate & Other	42.1	27.2	58.1	41.8	169.2

Segment total	249.7	907.7	1,048.2	492.3	2,697.9
Roundup® amortization	(0.2)	(0.2)	(0.2)	(0.2)	(0.8)

Total Company	$249.5	$907.5	$1,048.0	$492.1	$2,697.1

Net sales — Fiscal 2005
Global Consumer	$143.2	$703.4	$773.7	$269.0	$1,889.3
Global Professional	41.5	64.7	55.9	47.0	209.1
Scotts LawnService®	20.9	21.6	59.8	57.5	159.8
Corporate & Other	41.7	24.3	58.3	35.3	159.6

Segment total	247.3	814.0	947.7	408.8	2,417.8
Roundup® deferred contribution charge	—	—	(45.7)	—	(45.7)
Roundup® amortization	(0.8)	(0.6)	(0.8)	(0.6)	(2.8)

Total Company	$246.5	$813.4	$901.2	$408.2	$2,369.3

THE SCOTTS MIRACLE-GRO COMPANY
Net Sales and Operating Income (Loss) for Fiscal 2007, 2006 and 2005 by Fiscal Quarter (continued)
Based on Fiscal 2008 Reportable Segments
(in millions)
(Unaudited)

	Q1	Q2	Q3	Q4	Total Year
Operating income (loss) — Fiscal 2007
Global Consumer	$(43.6)	$209.2	$211.4	$2.1	$379.1
Global Professional	5.9	12.0	10.2	3.2	31.3
Scotts LawnService®	(16.4)	(16.7)	21.5	22.9	11.3
Corporate & Other	(26.8)	(34.0)	(11.6)	(18.1)	(90.5)

Segment total	(80.9)	170.5	231.5	10.1	331.2
Roundup® amortization	(0.2)	(0.2)	(0.2)	(0.2)	(0.8)
Amortization	(3.5)	(3.8)	(4.2)	(3.8)	(15.3)
Impairment of intangibles and goodwill	—	—	—	(35.3)	(35.3)
Restructuring and other charges	—	—	—	(2.7)	(2.7)

Total Company	$(84.6)	$166.5	$227.1	$(31.9)	$277.1

Operating income (loss) — Fiscal 2006
Global Consumer	$(35.6)	$194.4	$222.3	$11.3	$392.4
Global Professional	3.2	12.6	7.4	4.1	27.3
Scotts LawnService®	(11.3)	(13.6)	19.5	21.0	15.6
Corporate & Other	(23.7)	(25.5)	(13.9)	(27.9)	(91.0)

Segment total	(67.4)	167.9	235.3	8.5	344.3
Roundup® amortization	(0.2)	(0.2)	(0.2)	(0.2)	(0.8)
Amortization	(3.3)	(3.6)	(4.7)	(3.5)	(15.1)
Impairment of intangibles and goodwill	(1.0)	—	—	(65.4)	(66.4)
Restructuring and other charges	(4.7)	(1.1)	(1.1)	(2.5)	(9.4)

Total Company	$(76.6)	$163.0	$229.3	$(63.1)	$252.6

Operating income (loss) — Fiscal 2005
Global Consumer	$(37.3)	$187.0	$196.6	$17.2	$363.5
Global Professional	3.5	12.3	8.3	2.1	26.2
Scotts LawnService®	(8.2)	(12.2)	17.0	16.5	13.1
Corporate & Other	(22.9)	(35.5)	(20.4)	(26.9)	(105.7)

Segment total	(64.9)	151.6	201.5	8.9	297.1
Roundup® deferred contribution charge	—	—	(45.7)	—	(45.7)
Roundup® amortization	(0.8)	(0.6)	(0.8)	(0.6)	(2.8)
Amortization	(2.6)	(2.8)	(2.6)	(6.8)	(14.8)
Impairment of intangibles and goodwill	(22.0)	—	—	(1.4)	(23.4)
Restructuring and other charges	(0.2)	(1.0)	(0.1)	(8.2)	(9.5)

Total Company	$(90.5)	$147.2	$152.3	$(8.1)	$200.9